EXHIBIT 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

             The parties to this Separation Agreement and General Release (“Agreement”) are Larry D. Grandia (“Grandia” ) and DAOU Systems, Inc. (“DAOU” or the “Company”), (collectively, the “Settling Parties”). The Effective Date of this Agreement is the date of execution.

RECITALS

             This Agreement is made with reference to the following facts:

        A.  Grandia intends to resign his position as Chief Executive Officer and President of the Company effective November 14, 2000 or as of the date a new Chief Executive Officer accepts employment with DAOU, whichever is sooner. The date of his resignation will be the “Separation Date” for purposes of this Agreement. For the period from October 31, 2000 through the Separation Date, Grandia agrees to devote significant attention and time as Chief Executive Officer of DAOU to the recruitment and selection of a new Chief Executive Officer of DAOU. As of the Separation Date, Grandia’s rights and obligations as an employee will cease, except as set forth in this Agreement.

        B.  The Company and Grandia desire to resolve and dispose of, fully and completely, all claims, demands, and causes of action, known or unknown, which Grandia may have against the Company or its subsidiaries or affiliates, including, those rights, claims, demands and causes of action arising out of the employment relationship, the June 15, 1999 employment agreement between Grandia and DAOU ( the “Employment Agreement”) and the termination of the employment relationship between Grandia and DAOU.

AGREEMENT

        1.  Effect of Separation on Salary and Benefits.

              1.1  On the Separation Date, DAOU shall provide Grandia with a final paycheck which includes accrued and unused vacation pay, less all applicable federal, state and local income, social security and other payroll taxes.

              1.2  Within 14 days of the Separation Date, DAOU will provide Grandia with election forms for medical insurance continuation as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Any cost associated with the continuation of Grandia’s medical, life and car insurance through November 30, 2000 will be assumed by DAOU.

              1.3  The Company will pay Grandia’s reasonable and customary business expenses, if any, through November 30, 2000.

        2.  Additional Consideration to Grandia.

              2.1  Forgiveness of Loan. As of the Separation Date, DAOU releases Grandia from his obligation under Section 3.5 of the Employment Agreement to repay principal and accrued interest on the loan of Two Hundred Thousand Dollar ($200,000.00) described in that Section 3.5.

              2.2  Transfer in Ownership of Company Car and other DAOU property. On the Separation Date, DAOU agrees to transfer ownership to Grandia of the 1999 Infinity Q45 that Grandia utilized during his employment with DAOU. Grandia further is entitled to retain two DAOU personal computers that he utilized during his employment with DAOU.

              2.3  Exceptions to Covenants. Pursuant to Section 7.2(b) of the Employment Agreement, Grandia is prohibited for a period of one (1) year from the Separation Date from soliciting business of the same or similar type being carried on by DAOU, from any person known by Grandia to be a customer of DAOU and with whom Grandia had personal contact during and by reason of his employment with DAOU. DAOU acknowledges that Grandia has accepted the position of Executive Vice President, Chief Technology Officer for Premier, Inc. By this Agreement, DAOU releases Grandia from his obligations under Section 7.2(b) of the Employment Agreement for the limited purpose of satisfying his employment obligations to Premier, Inc. Other than this limited exception, Grandia understands and agrees that he continues to be bound by the obligations described in Section 7.2(b) through 7.2(d) of the Employment Agreement for the time periods defined in the Employment Agreement.

              2.4  Continuation of Vesting. In connection with the Employment Agreement, Grandia received non-statutory options (the “ Non-Statutory Options”) and incentive stock options (the “Incentive Stock Options”) to purchase shares of DAOU Common Stock. A portion of the Non-Statutory Options were granted pursuant to DAOU’s 1996 Stock Option Plan (the “Plan ”) and a portion of the Non-Statutory Options were granted outside the Plan.

                     After the Separation Date and during any period in which Grandia serves on DAOU’s Board of Directors (the “Board”) pursuant to Section 2.2 below, Grandia will continue vesting any Non-Statutory Options covered by the Plan according to the schedule set forth in any stock option agreement between DAOU and Grandia reflecting the grant of Non-Statutory Options under the Plan. Grandia’s time to exercise any vested Non-Statutory Options covered by this Section will run from the date he, for any reason, ceases to serve on the Board.

                     From the Separation Date, Grandia will cease accruing any Non-Statutory Stock Options granted outside the Plan and any Incentive Stock Options. Treatment of the Non-Statutory Stock Options granted outside the Plan will be pursuant to any stock option agreement reflecting that grant. Treatment of any Incentive Stock Options will be pursuant to the Plan and any stock option agreement between Grandia and DAOU reflecting that grant.

              2.5  No Other Obligations. Except as specified above, the Company shall have no payment or other obligation to Grandia.

              2.6  Tax Consequences. The Company has made no representations to Grandia as to his tax liability with respect to any of the above Consideration. Grandia acknowledges that he has consulted with his own professional advisors with respect to all tax matters, and is not relying on any representation by the Company on any tax matter. Grandia will be solely responsible for any and all tax responsibility for the payment by the Company, and for any additional tax responsibility which may be assessed either against his or against the Company, including any penalties assessed by any agency against any party, which may arise as a result of his characterization of any payment.

        3.  Consideration from Grandia.

              3.1  General Release. In exchange for the consideration set forth above, and specifically in Sections 2.1-2.3 above, and for other good and valuable consideration, each of the Settling Parties, except as to such rights or claims as may be created by this Agreement, releases and forever discharges each of the Settling Parties, their present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims, demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties through the Separation Date, including the employment relationship and its termination. The Settling Parties also release and waive any and all legal or administrative claims arising under any express or implied contract, law, rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Family Rights’ Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Grandia agrees that, except as described in this Agreement, as of the Separation Date and the execution of this Agreement, Grandia is not entitled to any benefits, consideration or sums from DAOU.

              3.2  Transition Services. In exchange for the consideration set forth above, and specifically in Sections 2.1-2.3 above, and for no other additional compensation, after the Separation Date and through December 31, 2000 Grandia agrees to provide the Company with transition services as shall be reasonably requested by the Board (the “Transition Services”). DAOU agrees that Grandia will not be required to provide Transition Services in an amount greater than two hours per week.

              3.3  Board of Directors. In exchange for the consideration to Grandia described in Section 2.4 above, Grandia agrees to serve as a member of the Board for a period of one (1) year from the Separation Date.

Grandia’s vesting as described in Section 2.4 will terminate in the event his status as a member of the Board terminates for any reason. Grandia will receive compensation as a member of the Board in an amount equal to that received by other members of the Board.

        4.  Indemnification. Nothing in this Agreement may be construed as a waiver by Grandia of any rights he may have for indemnification under any DAOU insurance policy or written indemnification agreement for acts by Grandia in his capacity as an officer or director of DAOU.

        5.  Acknowledgments. Each of the Settling Parties acknowledges that with this document they have been advised in writing of their right to consult with an attorney prior to executing this Agreement and release. The Settling Parties expressly waive any rights and benefits they otherwise might have under California Civil Code Section 1542, which provides:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        6.  Settlement. Nothing in this Agreement shall be construed as an admission by the Company of any liability of any kind to Grandia.

        7.  Confidentiality and Other Agreements.

              7.1  Grandia acknowledges and agrees that he has a continuing obligation to protect the Company’s Confidential Information according to the terms and conditions of the Company’s Confidentiality and Invention Agreement (“Confidentiality Agreement”) which he signed on June 15, 1999.

              7.2  The Settling Parties agree to keep confidential the terms of this Agreement and agree to refrain from disclosing any information regarding this Agreement to any third party unless required to do so (a) by a regulatory body (e.g. filings with the Securities Exchange Commission (“SEC”); (b) in financial disclosures to auditors or in audited financial statements; (c) under oath, if properly ordered, in a court of competent jurisdiction; (d) to his wife; or (e) previously disclosed publicly by the Company to the extent so disclosed. Each of the Settling Parties agrees to notify the other Settling Parties in writing upon first notification that he or it may be required by law to disclose any information deemed confidential by this Agreement. Notice must be provided in sufficient time for the party receiving notice to oppose or otherwise respond to the request.

              7.3  Grandia agrees that he will not interfere with or otherwise act adverse to the business affairs of the Company, including, without limitation, making disparaging remarks, either orally or in writing, to any person concerning the Company or the Company’s business.

        8.  Representations and Warranties. The parties represent and warrant as follows:

              8.1  Each party has read this Agreement, understands its contents, and understands its legal effect and binding nature. Each party further acknowledges that he or it is acting voluntarily and of his own free will in executing this Agreement.

              8.2  Grandia is not relying upon any statement, representation or promise of the Company, or any of its officers, directors, agents, partners, employees, consultants, representatives or attorneys in executing this Agreement or in making this settlement except as expressly stated in this Agreement.

              8.3  Grandia acknowledges that with this document he has been given a twenty-one (21) day period in which to consider entering into the release of the ADEA claims, if any. In addition, Grandia acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven days after executing this Agreement.

        9.  Claims Arising out of this Agreement.

              9.1  To the extent there is any controversy or dispute concerning the interpretation or enforcement of any provisions of this Agreement, including the arbitrability of such dispute, the Settling Parties shall submit such dispute to arbitration in San Diego, California by one or more experienced labor and employment law arbitrators licensed to practice law in California and selected in accordance with the Employment Arbitration

Rules of the American Arbitration Association. The arbitrator(s) shall not have the power to modify any of the provisions of this Agreement. The arbitrator(s)’ decision shall be final and binding upon the parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator will decide how the costs of arbitration should be shared.

              9.2  In the event of any arbitration arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceedings shall be entitled to receive his or its damages, court costs, and reasonable out-of-pocket expenses including reasonable attorneys’ fees. Such recovery shall include court costs, reasonable out-of-pocket expenses, and attorneys’ fees on appeal, if any. The arbitrator(s) or court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment. Both Grandia and the Company expressly acknowledge this paragraph is not intended to in any way alter the parties’ agreement that arbitration shall be the exclusive method of resolving any dispute related to this Agreement or Grandia’s employment with the Company.

        10.  Miscellaneous.

              10.1  This Agreement shall be deemed to have been executed and delivered within the State of California, and its rights and obligations shall be construed and enforced in accordance with and governed by, the laws of California.

              10.2  Grandia and the Company understand and agree that this Agreement shall bind and benefit their heirs, employees, parent corporation, subsidiaries, affiliates, controlled corporations, sister corporations, agents, representatives, predecessors, successors and assigns. The Company’s successors shall include (without limitation) any person, corporation or other entity who or which enters into a Corporate Transaction with the Company (hereinafter “Company Successor”). For purposes of this Agreement, a “Corporate Transaction” is defined to mean a transaction in which any person, corporation or other entity acquires, directly or indirectly, all or substantially all of the stock, business or assets of the Company, whether by way of merger, consolidation, sale, transfer or otherwise.

              10.3  This Agreement may be amended only by an agreement in writing designated as an amendment to this Agreement and signed by the parties.

              10.4  This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other executed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties.

Dated: November 11, 2000	/s/ Larry D. Grandia

Larry D. Grandia

Daou Systems, Inc.
Dated: November 11, 2000	By:	/s/ Georges J. Daou

Georges J. Daou Chairman of the Board of Directors

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